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                                                                       EXHIBIT 5

                      WINTHROP, STIMSON, PUTNAM & ROBERTS
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NY 10004-1490
                            TELEPHONE: 212-858-1000
                            TELEFAX: 212-858-1500
                             TELEX: 62854 WINSTIM
                                October 24, 1994

Arrow Electronics, Inc.
25 Hub Drive
Melville, NY 11747

Gentlemen:
     We have acted as counsel to Arrow Electronics, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-4 of the Company, filed with the Securities and Exchange Commission (the "Commission") on September 28, 1994 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 12,056,337 shares (the "Shares") of the common stock, $1.00 par value per share, of the Company and (ii) the associated rights to purchase Participating Preferred Stock of the Company (the "Rights"), to be issued pursuant to a Rights Agreement, dated as of March 2, 1988, as amended, between the Company and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent (the "Rights Agreement").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

     In connection with this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation, as amended, and By-laws of the Company, as currently in effect;
(iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Rights Agreement; and (v) such other documents and such questions of law as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that:

     (1) the Shares, if and when issued in exchange for shares of common stock of Anthem Electronics, Inc. ("Anthem") pursuant to the terms of the Agreement and Plan of Merger, dated as of September 21, 1994, by and among the Company, MTA Acquisition Company and Anthem, will be validly issued, fully paid and nonassessable; and

     (2) the Rights associated with the Shares have been duly authorized, and such Rights, when issued in accordance with said authorization, will be validly issued, and will constitute valid and legally binding obligations of the Company.
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     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, as it may be amended, and to the reference to our firm under the heading "Legal Opinion" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          WINTHROP, STIMSON, PUTNAM & ROBERTS

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